Exhibit 99.1

August 20, 2021

Dear Shareholder:

The second quarter of 2021 has come to a close and Uwharrie Capital Corp’s continued growth and strong earnings has allowed our mission of making a difference® to continue in the communities we serve. Those communities are deﬁned by more than geography, they are deﬁned by people who share our values. Our mission is to empower ourselves with the ﬁnancial literacy and capital resources necessary to sustain our desired future of economic prosperity.

While 2020 was a year of endurance and adaptation, 2021 has been a year of positioning for the future. For the ﬁrst six months of 2021, your Company’s earnings were $6.2 million, an increase of $4.3 million or 221% when compared to the same period in 2020. Several factors contributed to this large variance. The risk and uncertainty associated with the effects of COVID-19 in early 2020 required a $1.4 million increase in provision for loan losses. Your Company, during 2021, recognized an increase in interest income from the forgiveness of the Small Business Administration (SBA) Paycheck Protection Program (PPP) loans. Further, cost of funds for Uwharrie Bank remain low, relative to peers, as a result of our strong base of core deposits. Additionally, our other strategic business units, Uwharrie Bank Mortgage and Uwharrie Investment Advisors experienced increases in revenue from growth in their customer base and favorable markets.

Net Income Available to Common Shareholders after dividends for June 30, 2021 was $5.9 million, compared to $1.6 million reported for the same period in 2020, an increase of 258%. Earnings per share of common stock for the six months ended June 30, 2021 was $0.84 compared to $0.23 for the same period in 2020.

Assets increased from $748.2 million at June 30, 2020 to $845.3 million at June 30, 2021, a 12.98% growth in assets. The strong growth in both our balance sheet and earnings contributed to higher levels of capital, which better prepares your Company for any future uncertainties.

Henry Ford reminds us not to be complacent with current thinking in his famous quote, “If I had asked people what they wanted, they would have said faster horses.” We work hard to understand the needs of our communities and the people we serve. However, just like the mode of transportation changed at the turn of the 20th Century, so is the mode of ﬁnancial services delivery at the turn of the 21st Century. While our founding purpose remains unchanged, our methods have evolved so that we remain relevant in fulﬁlling our mission now and in the future. Working together with a common set of values we are making a difference®.

Thank you for being a part of our family, as together we continue to work to make the communities we serve a better place.

For more information on Uwharrie Capital Corp and its subsidiaries and to find out how we are making a difference® please visit us at www.uwharrie.com or follow us on Facebook, Instagram and Twitter.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2021	2020

Assets
Cash and due from banks	$5,069	$5,922
Interest-earning deposits with banks	122,001	106,010
Securities available for sale	200,148	110,593
Securities held to maturity (fair value $29,282 and $28,357, respectively)	27,803	27,344
Equity securities, at fair value	411	1,234
Loans held for sale	10,394	4,369
Loans held for investment	438,053	454,856
Less: Allowance for loan losses	(4,174)	(3,426)
Net loans held for investment	433,879	451,430
Interest receivable	2,171	2,284
Premises and equipment, net	16,451	16,728
Restricted stock	921	1,166
Bank-owned life insurance	9,000	8,866
Other real estate owned	-	359
Other assets	17,012	11,941
Total assets	$845,260	$748,246

Liabilities
Deposits:
Demand, noninterest-bearing	$235,335	$205,643
Interest checking and money market accounts	368,870	338,508
Savings accounts	87,074	66,221
Time deposits, $250,000 and over	19,979	9,678
Other time deposits	48,035	54,048
Total deposits	759,293	674,098
Interest payable	12	29
Short-term borrowed funds	1,271	499
Long-term debt	9,992	10,992
Other liabilities	13,132	9,973
Total liabilities	783,700	695,591

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,964,242 and 6,970,141 shares, respectively.
Book value per share $7.31 in 2021 and $5.91 in 2020 (1)	8,705	8,713
Additional paid-in capital	12,030	12,250
Undivided profits	28,907	17,874
Accumulated other comprehensive income (loss)	1,263	3,163
Total Uwharrie Capital Corp shareholders' equity	50,905	42,000
Noncontrolling interest	10,655	10,655
Total shareholders' equity	61,560	52,655
Total liabilities and shareholders' equity	$845,260	$748,246

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2020.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2021	2020	2021	2020

Interest Income
Interest and fees on loans	$5,335	$5,031	$11,397	$9,584
Interest on investment securities	922	764	2,001	1,355
Interest-earning deposits with banks and federal funds sold	27	38	43	590
Total interest income	6,284	5,833	13,441	11,529

Interest Expense
Interest paid on deposits	175	372	386	1,100
Interest paid on borrowed funds	133	145	270	277
Total interest expense	308	517	656	1,377

Net Interest Income	5,976	5,316	12,785	10,152
Provision for (recovery of) loan losses	(141)	767	(175)	1,399
Net interest income after provision for (recovery of) loan losses	6,117	4,549	12,960	8,753

Noninterest Income
Service charges on deposit accounts	240	209	482	522
Interchange and card transaction fees	339	182	558	374
Other service fees and commissions	800	558	1,430	1,323
Gain on sale of securities	51	-	991	58
Realized/unrealized gain (loss) on equity securities	7	102	(12)	333
Income from mortgage banking	2,069	3,701	7,175	4,766
Other income (loss)	668	(324)	657	58
Total noninterest income	4,174	4,428	11,281	7,434

Noninterest Expense
Salaries and employee benefits	5,233	5,030	10,622	9,454
Occupancy expense	460	416	886	831
Equipment expense	165	179	337	362
Data processing	165	162	330	320
Other operating expenses	2,229	1,159	4,222	2,776
Total noninterest expense	8,252	6,946	16,397	13,743

Income before income taxes	2,039	2,031	7,844	2,444
Provision for income taxes	435	429	1,657	514
Net Income	$1,604	$1,602	$6,187	$1,930

Consolidated net income	$1,604	$1,602	$6,187	$1,930
Less: Net income attributable to noncontrolling interest	(141)	(141)	(280)	(282)
Net income attributable to Uwharrie Capital Corp and common shareholders	$1,463	$1,461	$5,907	$1,648
Net Income Per Common Share (1)
Basic	$0.21	$0.21	$0.84	$0.23
Assuming dilution	$0.21	$0.21	$0.84	$0.23
Weighted Average Common Shares Outstanding (1)
Basic	7,014,214	7,123,163	7,032,401	7,166,134
Assuming dilution	7,014,214	7,123,163	7,032,401	7,166,134